Exhibit 99.1

Financial Contact: Joel Kimbrough

901.385.3621

Investor Relations Contact: Kerry Finney

901.381.7442

For Immediate Release

Accredo Health, Inc. Announces Third Quarter Results

Memphis, TN, May 2, 2005 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported results for its third quarter ended March 31, 2005. Revenues for the quarter increased 26% to $517,060,000 compared to $409,308,000 for the same period in fiscal 2004. Earnings before minority interest, interest, taxes, depreciation and amortization (EBITDA) increased 2% to $41,103,000 for the quarter ended March 31, 2005, as compared to $40,310,000 for the quarter ended March 31, 2004. An explanation and reconciliation of net income under generally accepted accounting principles (GAAP) to EBITDA is discussed in the question and answer section of this press release. Transaction costs associated with the Company’s pending acquisition by Medco Health Solutions, Inc. (Medco) (NYSE: MHS) were approximately $1.4 million ($0.8 million net of tax), or $.02 per diluted share, for the quarter ended March 31, 2005. Net earnings decreased 5% to $20,175,000, or $0.40 per diluted share, for the quarter ended March 31, 2005 compared to $21,127,000, or $0.43 per diluted share, for the same period in fiscal 2004. Excluding the Medco transaction costs described above, net earnings were $0.42 per diluted share for the quarter ended March 31, 2005.

David D. Stevens, Accredo’s chief executive officer commented, “This is a unique time in the history of Accredo. The fundamentals of our specialty pharmacy business remain strong, and the strategic alliance with Medco is performing extremely well. We are excited about the prospect of combining two market leaders in Accredo and Medco in order to develop a new and expanded specialty pharmaceutical service model with the broadest offering of products in the competitive space.”

Joel R. Kimbrough, Accredo’s chief financial officer, added, “We experienced broad revenue growth across our product lines and exceeded $500 million in consolidated revenues for the second consecutive quarter. We exceeded our current quarter growth rate for five of our seven core product lines. With regard to our new product offerings, the seven products launched since 2003 are producing annualized revenues in excess of $110 million based on their third quarter run rate. Based on our results for the nine months ended March 31, 2005, we expect these seven products to exceed our previous revenue estimate range of $80 to $100 million for fiscal 2005. In addition, we are pleased with the improvements in cash flow from operations both on a sequential and quarter over quarter basis.”

In addition to the previous discussions, we are providing the following questions and answers related to our operating results and our on-going business:

Q1) What is the reconciliation of net income under GAAP to EBITDA?

A1) When we refer to EBITDA, we mean net income before minority interest, interest, income tax expense, and depreciation and amortization. We have included the EBITDA information because we consider it to be a good indication of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our Company. EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance or for cash flow as a measure of liquidity. A reconciliation of net income under GAAP to EBITDA for the quarters ended March 31, 2005 and 2004 is as follows (in thousands):

	2005	2004
Net income	$20,175	$21,127
Minority interest in consolidated subsidiary	133	688
Interest expense, net	3,819	1,964
Income tax expense	12,959	13,254
Depreciation and amortization	4,017	3,277

EBITDA	$41,103	$40,310

Q2) Why did gross profit margins decrease to 16.3% in the March 2005 quarter compared to 20.5% achieved in the same quarter last year and 17.8% for the December 2004 quarter?

A2) For the quarter ended March 31, 2005, gross profit margins decreased to 16.3% compared to 20.5% in the same quarter last year. The decline is primarily a result of reductions in reimbursement levels from government and commercial payors in the March 2005 quarter as compared to the same quarter last year. These reductions principally relate to our hemophilia (specifically products reimbursed by MediCal beginning June 1, 2004, and Medicare beginning January 1, 2005), PAH (specifically products reimbursed by Medicare) and IVIG product lines. Furthermore, the decrease is a result of product mix changes. We derived a larger percentage of our revenues from lower margin products in the March 2005 quarter when compared to the same quarter last year, including changes resulting from our expanded relationship with Medco and the increasing volume of our seven new products introduced since 2003.

Gross profit margins decreased from 17.8% in the December 2004 quarter to 16.3% in the March 2005 quarter. The gross margin reductions occurred for substantially the same reasons described above. However, the decrease is also due to changes in product mix related to the increased revenue from the seasonal drug Synagis® which has a lower gross profit margin than our composite gross profit margin.

Q3) Based on the results through the March 2005 quarter, what is the Company’s latest outlook for the fiscal 2005 Synagis® season?

A3) For the nine months ended March 31, 2005, we experienced significant revenue growth in Synagis® on a year-over-year basis. We continue to expect to achieve revenue growth from Synagis® in fiscal 2005 greater than 20%, which is higher than the domestic growth rate released by the manufacturer. This growth rate exceeds the top-end of our previously released range of 15% to 20%. During fiscal 2004, Synagis® revenues were approximately $108 million. As a reminder, sales of Synagis® primarily occur in the second and third quarters of our fiscal year.

Q4) Why were general and administrative expenses 7.0% of revenue in the March 2005 quarter compared to 8.3% reported in the December 2004 quarter?

A4) General and administrative expenses as a percent of total revenues decreased to 7.0% in the March 2005 quarter from 8.3% in the December 2004 quarter. The decrease on a percentage of revenue basis is a result of increased revenues and product mix, driven in part from our expanded relationship with Medco. On an absolute value basis, general and administrative expenses decreased from $42.1 million in the December 2004 quarter to $36.4 million in the March 2005 quarter. This decrease is primarily related to decreases in salaries and associated fringe benefits. These decreases were partially offset by approximately $1.4 million in transaction costs associated with Medco’s proposed acquisition of the Company. These transaction costs primarily consisted of legal, investment banking and other professional fees.

Q5) Why did bad debt expense decrease to 1.3% of revenue in the March 2005 quarter compared to 2.3% in the same quarter last year?

A5) The decrease in bad debts as a percentage of revenues is primarily due to the following: (i) a decrease in the percentage of our revenues that were reimbursed by major medical benefit plans versus prescription card benefits; and (ii) the impact of changes in product mix, including the incremental Medco revenues in the March 2005 quarter that did not exist in the same quarter last year. The change in revenue mix discussed above directly impacts the percentage of revenue reimbursed by prescription card benefits versus major medical benefit plans. The majority of the reimbursement provided by major medical benefit plans are subject to much higher co-payment and deductible amounts versus the typical $20 to $30 co-pay generally required by prescription card benefit plans.

Q6) Why did interest expense (net) increase to $14.7 million in the nine months ended March 31, 2005, from $6.4 million in the nine months ended March 31, 2004?

A6) Interest expense (net) for the nine months ended March 31, 2005, includes the write-off of approximately $4.4 million in unamortized debt issuance costs associated with the replacement and expansion of the Company’s Senior Credit facility. This write-off was recorded during the September 2004 quarter. Upon the closing of the expanded facility (now at $550 million capacity), the Company increased its borrowings to $375.0 million. The borrowings were primarily used to fund the acquisition of Hemophilia Resources of America, Inc. (HRA) that also occurred during the September 2004 quarter. Excluding the write-off of unamortized debt issuance costs, interest expense (net) would have been $10.3 million for the nine months ended March 31, 2005, as compared to $6.4 million for the nine months ended March 31, 2004. This increase is attributable to increased borrowings under the expanded facility and higher interest rates during fiscal 2005 as compared to the same period in fiscal 2004.

Amounts borrowed under the previous Senior Credit facility were approximately $182.5 million at March 31, 2004. With regard to the expanded Senior Credit facility, we made a voluntary prepayment of $25 million on March 31, 2005. Based on our near-term working capital requirements and the amount of cash on hand, we will continue to evaluate the possibility of making additional voluntary prepayments. Amounts borrowed under the expanded Senior Credit facility were $347.2 million at March 31, 2005.

Q7) Why was net cash provided by operating activities $32.7 million for the quarter ended March 31, 2005, as compared to $23.6 million for the quarter ended March 31, 2004 and net cash used in operating activities of $13.2 million for the quarter ended December 31, 2004?

A7) The 38% increase in cash flow from operations in the March 2005 quarter as compared to the March 2004 quarter is primarily attributable to increases from the timing of payment of certain accounts payable, accrued expenses, and income taxes, coupled with a decrease in inventory in the current quarter. The aforementioned increases were partially offset by an increase in accounts receivable resulting from our sequential revenue growth. Day’s sales outstanding (DSOs) decreased 12 days from 82 days as of March 31, 2004, to 70 days as of March 31, 2005. This is driven in part by the affect of our expanded PBM relationships, as well as improved billing and collection processes. We are pleased with the DSO level we achieved as of March 31, 2005, and it is comparable to DSO levels that were attained before the acquisition of the SPS division from Gentiva Health Services, Inc. in 2002.

Net cash provided by operating activities was $32.7 million for the quarter ended March 31, 2005, as compared to net cash used in operating activities of $13.2 million for the quarter ended December 31, 2004. The $45.9 million increase in cash flow from operations primarily relates to a decrease in accounts receivable and inventory, coupled with an increase in the tax benefit of disqualifying disposition of stock options. These increases were partially offset by a decrease in accounts payable and accrued expenses. Consolidated DSOs decreased from 73 days at December 31, 2004, to 70 days at March 31, 2005. Day’s supply in inventory decreased to 28 days as of March 31, 2005, as compared to 32 days as of December 31, 2004. This decrease primarily relates to a reduction in blood clotting factor inventory due to certain purchasing commitments that were fulfilled as of December 31, 2004.

Q8) Why did net cash used in financing activities increase to $10.2 million in the quarter ended March 31, 2005, as compared to $0.1 million in the same quarter last year?

A8) The increase in net cash used in financing activities is primarily due to a voluntary prepayment on the Company’s Senior Credit Facility. As discussed above, in addition to the regularly scheduled principal payment, we made an additional $25 million voluntary prepayment on the last day of our fiscal third quarter. Also, we distributed $0.9 million to our joint venture partners during the March 2005 quarter. These amounts were partially offset by proceeds from the issuance of our common stock, primarily stemming from stock option exercises during the March 2005 quarter.

Q9) What is the status of the launch of the Company’s newest product, Ventavis™, and what impact will it have on the Company’s results of operations and financial position as of and for the fiscal year ended June 30, 2005?

A9) We began purchasing Ventavis™ (iloprost) Inhalation Solution and the related product equipment at the end of our March 2005 quarter. In addition, we launched the product ahead of our anticipated timeline and shipped our first patients during the March 2005 quarter. The shipments and associated costs did not have a material impact on our consolidated results of operations or financial position as of and for the quarter ended March 31, 2005. We are encouraged by the volume of initial patient referrals and anticipate that Ventavis™ will be a material addition to our growing pulmonary hypertension product line.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities

Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, risks associated with the proposed acquisition of the Company by Medco, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, resolution of existing or future claims adverse to the Company, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company’s ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading “Risk Factors” made in Accredo’s Annual Report on Form 10-K for its year ended June 30, 2004.

Accredo Health, Incorporated

Condensed Consolidated Statements of Income

(amounts in thousands, except share data)

	(Unaudited) Nine Months Ended March 31,		(Unaudited) Three Months Ended March 31,
	2005	2004	2005	2004
Net patient revenue	$1,411,120	$1,103,197	$507,914	$398,919
Other revenue	27,815	28,604	8,574	9,667
Equity in net income of joint ventures	1,805	2,272	572	722

Total revenues	1,440,740	1,134,073	517,060	409,308
Cost of sales	1,189,843	894,338	432,994	325,517

Gross profit	250,897	239,735	84,066	83,791

General & administrative expenses	114,420	103,166	36,370	34,178
Bad debts	18,997	23,731	6,593	9,303
Depreciation and amortization	11,850	9,333	4,017	3,277

Income from operations	105,630	103,505	37,086	37,033

Interest expense, net	(14,681)	(6,365)	(3,819)	(1,964)
Minority interest in consolidated subsidiary	(510)	(1,741)	(133)	(688)

Income before income taxes	90,439	95,399	33,134	34,381
Provision for income taxes	35,015	36,855	12,959	13,254

Net income	$55,424	$58,544	$20,175	$21,127

Earnings per share:
Basic	$1.13	$1.22	$0.41	$0.44
Diluted	$1.12	$1.20	$0.40	$0.43

Weighted average shares outstanding:
Basic	48,891,593	48,050,099	49,130,520	48,307,891
Diluted	49,488,066	48,869,037	50,186,424	49,277,358

Condensed Consolidated Balance Sheets

(amounts in thousands)

	(Unaudited) March 31, 2005	June 30, 2004
Cash & cash equivalents	$78,204	$42,743
Accounts receivable, net	402,196	325,642
Inventories	153,107	128,323
Other current assets	61,048	52,370
Fixed assets, net	45,422	41,283
Other assets	580,012	407,821

Total assets	$1,319,989	$998,182

Current liabilities	$255,689	$192,504
Long-term debt	344,064	174,866
Other liabilities	33,966	28,869
Stockholders’ equity	686,270	601,943

Total liabilities and stockholders’ equity	$1,319,989	$998,182

Condensed Consolidated Statements of Cash Flow

(amounts in thousands)

	(Unaudited) Nine Months Ended March 31,		(Unaudited) Three Months Ended March 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$56,759	$49,206	$32,669	$23,584
Net cash used in investing activities	(205,115)	(46,122)	(8,024)	(4,722)
Net cash provided by (used in) financing activities	183,817	(6,455)	(10,215)	(90)

Increase (decrease) in cash and cash equivalents	$35,461	$(3,371)	$14,430	$18,772